Exhibit 99.1
Healthcare Services Group, Inc.
Reports Q4 2020 Results

BENSALEM, PA, February 10, 2021 (BUSINESS WIRE) -- Healthcare Services Group, Inc. (NASDAQ:HCSG) (the “Company”) reported for the three months ended December 31, 2020 revenue of $423.2 million, net income of $27.7 million, or $0.37 per basic and diluted common share, and cash flow from operations of $75.7 million. The Company’s Board of Directors declared a quarterly cash dividend of $0.20625 per common share, the 70th consecutive increase since the initiation of dividend payments in 2003. Additionally, the Company expects to repurchase up to 1.0 million shares of its common stock, pursuant to its previous authorization, over the next 12 months.

Ted Wahl, Chief Executive Officer, stated, “As I reflect on this past year, I’m filled with gratitude for how industry leaders, clients and frontline healthcare workers, especially our HCSG heroes, have led and served through one of the most trying periods for our industry and country. I’d also like to thank you, fellow shareholders, for your ongoing support, trust and confidence in HCSG and our team during these unprecedented times.”

Mr. Wahl continued, “Our strong Q4 results are a testament to the passion and perseverance of our team members and our ability to execute in even the most challenging environment. In short, we were able to control the elements of our business that are within our control exceedingly well. We will remain laser focused on delivering strong operational and financial results in the year ahead.”

Mr. Wahl concluded, “With the vaccine rollout currently underway, we're hopeful that the worst of the clinical nightmare is behind us. That said, we know 2021 will still have its share of pandemic-related challenges, as the industry gradually shifts from crisis mode to a state of recovery. And while COVID remains a near-term headwind on revenue, our commitment to internal investment and returning capital to shareholders underscores our positive, longer term growth outlook and creates value for all stakeholders.”

Fourth Quarter Results

Revenue for the quarter was $423.2 million, with housekeeping & laundry and dining & nutrition segment revenues of $219.9 million and $203.3 million, respectively. Revenue included $5.1 million of COVID supplemental billings, primarily related to employee pay premiums passed through to customers.

Direct cost of services was reported at $352.2 million, or 83.2%. Direct cost included a $14.0 million benefit related to favorable workers’ compensation loss development trends, as the Company continues to successfully execute on its strategy of managing claim frequency, scope and severity. Direct cost also included $7.0 million of leadership recognition bonuses for facility-based and district operational leaders, who were not included in “hero pay” programs that recognized our hourly line staff, for their extraordinary and heroic efforts throughout 2020. The Company’s goal remains to manage direct cost at or below 86.0%.

Housekeeping & laundry and dining & nutrition segment margins were 9.9% and 7.7%, respectively. Selling, general and administrative (“SG&A”) was reported at $42.0 million, or 9.9%; after adjusting for the $5.2 million increase in deferred compensation, actual SG&A was $36.7 million, or 8.7%. The Company expects near-term SG&A around 8.5%, with the primary leverage existing in top-line growth. Longer term, the Company’s target remains 7.5%.

Exhibit 99.1
The Company reported an effective tax rate of 20.4% for the fourth quarter and 23.6% for full year 2020. The Company expects a 2021 tax rate of 24% to 26%.

Cash flow from operations for the quarter was $75.7 million. This includes a $45.2 million increase in accrued payroll, inclusive of a $14.3 million increase in deferred payroll taxes under the CARES Act.

Dividend & Share Repurchase

The Company’s Board of Directors declared a quarterly cash dividend of $0.20625 per common share, payable on March 26, 2021 to shareholders of record at the close of business on February 26, 2021. This represents the 71st consecutive quarterly cash dividend payment, as well as the 70th consecutive increase since the initiation of quarterly cash dividend payments in 2003. Additionally, the Company remains authorized to repurchase 1.7 million shares of our common stock pursuant to the previous Board of Directors’ authorization and expects to repurchase up to 1.0 million shares over the next 12 months.

SEC Matter Update

As previously disclosed, the Securities and Exchange Commission (“SEC”) has been conducting an investigation into the Company’s earnings per share (“EPS”) calculation practices. Following receipt of a letter from the SEC in November 2017 regarding its inquiry into those practices and a subpoena in March 2018, the Company authorized its outside counsel to conduct an internal investigation, under the direction of the Company’s Audit Committee, into matters related to the SEC subpoena. This investigation was completed in March 2019, and the Company has continued to cooperate with the SEC’s investigation and document requests since then.

The Company and the SEC have recently commenced discussions regarding a potential resolution of the investigation, which focuses on periods prior to 2018. As discussions regarding a potential resolution are ongoing, Mr. John C. Shea, the Company’s Chief Financial Officer, has notified the Company that he is taking a temporary leave of absence from his duties. During Mr. Shea’s leave of absence, Mr. Andrew Brophy, a Certified Public Accountant who has served as the Company’s Director of Accounting since November 2020 and SEC Reporting Manager since January 2018, will serve as the Company’s Acting Principal Accounting Officer.

Website Redesign

The Company recently launched its redesigned website at www.hcsg.com, which better represents the organization in services offered, and reflects the Company’s Purpose, Vision, Values and Social Responsibility perspective. A new company intranet site called the HUB has also been created and will be accessible to all employees. The HUB is designed to address the challenges of communicating directly with line staff employees, given that they are dispersed over so many facilities and are generally not frequent users of email. The HUB offers an interactive platform through which to initiate two-way communication with all employees and generally further engage every associate.

Conference Call and Upcoming Events

The Company will host a conference call on Wednesday, February 10, 2021, at 8:30 a.m. Eastern Time to discuss its results for the three months ended December 31, 2020. The call may be accessed via phone at 877-395-7164. The call will be simultaneously webcast under the “Events & Presentations” section of the

Exhibit 99.1
Investor Relations page on the Company’s website, www.hcsg.com. A replay of the webcast will also be available on our website for one year following the date of the earnings call.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, and our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services to the healthcare industry, primarily providers of long-term care; the impact of and future effects of the COVID-19 pandemic or other potential pandemics having a significant portion of our consolidated revenues contributed by one customer during the year ended December 31, 2020; credit and collection risks associated with the healthcare industry; our claims experience related to workers’ compensation and general liability insurance (including any litigation claims, enforcement actions, regulatory actions and investigations arising from personal injury and loss of life related to COVID-19); the effects of changes in, or interpretations of laws and regulations governing the healthcare industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services and other labor-related matters such as minimum wage increases; the Company's expectations with respect to selling, general, and administrative expense; continued realization of tax benefits arising from our corporate reorganization and self-funded health insurance program; changes in the federal corporate tax rate; the impact of the Securities and Exchange Commission investigation and related class action lawsuit; risks associated with the reorganization of our corporate structure; and the risk factors described in Part I of our Form 10-K for the fiscal year ended December 31, 2019 under “Government Regulation of Clients,” “Service Agreements and Collections,” and “Competition” and under Item 1A. “Risk Factors” in such Form 10-K, and in Item 1A. "Risk Factors" of our Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020.

These factors, in addition to delays in payments from customers and/or customers in bankruptcy, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services (including the impact of potential tariffs and COVID-19) could not be passed on to our customers.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new customers, retain and provide new services to existing customers, achieve modest price increases on current service agreements with existing customers and/or maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and the successful execution of our growth strategies.

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related health care facilities.

Company Contacts:

Theodore Wahl	Matthew J. McKee
President and Chief Executive Officer	Chief Communications Officer

215-639-4274
investor-relations@hcsgcorp.com

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues	$423,177	$446,960	$1,760,303	$1,840,778
Operating costs and expenses:
Cost of services provided	352,201	386,723	1,492,317	1,612,877
Selling, general and administrative	41,959	36,833	150,778	150,022
Income from operations	29,017	23,404	117,208	77,879
Other income, net:
Investment and other income, net	5,843	2,467	11,978	7,217
Income before income taxes	34,860	25,871	129,186	85,096
Income tax expense	7,113	6,976	30,504	20,515

Net income	$27,747	$18,895	$98,682	$64,581

Basic earnings per common share	$0.37	$0.25	$1.32	$0.87

Diluted earnings per common share	$0.37	$0.25	$1.32	$0.87

Cash dividends declared per common share	$0.20625	$0.20125	$0.81750	$0.79750

Basic weighted average number of common shares outstanding	74,730	74,404	74,696	74,362

Diluted weighted average number of common shares outstanding	74,837	74,514	74,785	74,590

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	December 31, 2020	December 31, 2019
Cash and cash equivalents	$139,330	$27,329
Marketable securities, at fair value	125,012	90,711
Accounts and notes receivable, net	255,474	340,930
Other current assets	52,587	56,762
Total current assets	572,403	515,732

Property and equipment, net	26,561	28,820
Notes receivable - long-term	34,417	46,992
Goodwill	51,084	51,084
Other intangible assets, net	18,187	22,353
Deferred compensation funding	46,825	37,247
Other assets	35,554	20,364
Total Assets	$785,031	$722,592

Accrued insurance claims - current	$21,610	$23,256
Other current liabilities	140,650	125,395
Total current liabilities	162,260	148,651

Accrued insurance claims - long-term	60,818	64,366
Deferred compensation liability	46,827	37,621
Other non-current liabilities	34,665	11,649

Stockholders' equity	480,461	460,305
Total Liabilities and Stockholders' Equity	$785,031	$722,592